Exhibit (g)(3)

ALLOCATION SUBADVISORY AGREEMENT

This ALLOCATION SUBADVISORY AGREEMENT (“Agreement”) is made as of this      day of       2010, by and between Western Asset Mortgage Defined Opportunity Fund Inc. (the “Fund”) and Wilshire Associates Incorporated, a California corporation (the “Allocation Subadviser”).

WHEREAS, the Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Allocation Subadviser is engaged primarily in providing consulting services, analytics solutions and customized investment products and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund wishes to retain the Allocation Subadviser to act as allocation subadviser to the Fund for the purposes of determining whether and to what extent the Fund will make an investment (the “PPIP Investment”) in RLJ Western Asset Public/Private Collector Fund, L.P. (the “Feeder Fund”), a Delaware limited partnership being formed in connection with RLJ Western Asset Management, LLC’s participation in the Legacy Securities Public-Private Investment Program (“PPIP”) established by the United States Department of the Treasury (the “Treasury”), subject to a regulatory cap of 40%, and to provide certain ongoing monitoring and reporting services with respect to the PPIP Investment; and

WHEREAS, the Allocation Subadviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.             The Fund hereby appoints the Allocation Subadviser to act as allocation subadviser of the Fund for the period and on the terms set forth in this Agreement.  The Allocation Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation from the Fund herein provided.  The Allocation Subadviser may also receive compensation solely from Legg Mason Partners Fund Advisor, LLC pursuant to a Compensation Agreement and in connection with its rendering the services set forth herein.

2.             The Fund shall at all times keep the Allocation Subadviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs.  It shall furnish the Allocation Subadviser with such other documents and information with regard to its affairs as the Allocation Subadviser may from time to time reasonably request.

3.             (a)           Subject to the supervision of the Fund’s Board of Directors (the “Board”), the Allocation Subadviser shall determine the amount, if any (the “Allocated Amount”), of the Fund’s assets available for investment to be invested in the PPIP Investment (the “PPIP Allocation Decision”), provided, however, that in no event shall the Allocated Amount equal more than 40% of the net proceeds to the Fund of the Fund’s initial public offering of common stock. The Allocation Subadviser shall make the PPIP Allocation Decision subject to the provisions of the Fund’s Articles of Incorporation and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund, and any other specific policies adopted by the Board and disclosed to the Allocation Subadviser.  The Allocation Subadviser’s responsibilities with respect to the PPIP Investment shall be limited to the PPIP Allocation Decision and the other services set forth herein.  For the avoidance of doubt, (i) the Allocation Subadviser shall have no responsibility for implementation of the PPIP Investment or for the purchase, retention, sale or exchange of any other of the Fund’s investments, and such responsibilities shall remain vested in the Fund’s investment manager and/or any investment subadviser of the Fund, as applicable, and (ii) assets of the Fund included in any Allocated Amount, but not yet called for investment in the Feeder Fund, shall remain assets of the Fund available for investment by the Fund’s investment manager and/or any investment subadviser of the Fund, as applicable.

(b)           Subject to the direction and control of the Board, the Allocation Subadviser shall perform such administrative and management services as may from time to time be reasonably requested by the Fund as necessary for the purposes of making the PPIP Allocation Decision, including (i) preparing an initial report outlining the Allocation Subadviser’s rationale for making the PPIP Allocation Decision, including (w) a review of the investment experience of Western Asset Management Company, as investment adviser to the PPIP Investment (the “PPIP Investment Manager”), (x) an analysis of the potential benefits of accessing residential and commercial mortgage-backed securities through the PPIP Investment, including the favorable terms of financing available from the Treasury associated with the PPIP Investment, weighed against the risks associated with the PPIP Investment, (y) the impact of the PPIP Allocation Decision on the stated goals and objectives of the Fund and the expectations of the Fund’s shareholders, and (z) a discussion of the fees and expenses associated with the PPIP Investment; (ii) preparing reports on a quarterly basis to the Board on the status of the PPIP investment; (iii) providing certain compliance, fund accounting, regulatory reporting, and tax reporting services; and (iv) preparing or participating in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders.  Notwithstanding the foregoing, the Allocation Subadviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of the Fund, nor shall the Allocation Subadviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

4.             The Allocation Subadviser shall maintain all books and records with respect to its services hereunder and the PPIP Investment in accordance with all applicable federal and state laws and regulations.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Allocation Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.  The Allocation Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.  The Allocation Subadviser may keep copies of any records it produces.

5.             (a)           The Allocation Subadviser, at its expense, shall supply the Board and the officers of the Fund with all information and reports reasonably required by them and reasonably available to the Allocation Subadviser relating to the services provided by the Allocation Subadviser hereunder.

(b)           The Allocation Subadviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement.  Other than as herein specifically indicated, the Allocation Subadviser shall not be responsible for the Fund’s expenses, including, without limitation, advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto.

6.             The Allocation Subadviser agrees that it shall not consult the PPIP Investment Manager concerning transactions for the Fund in securities or other assets in accordance with Rule 17a-10 of the 1940 Act.  For the avoidance of doubt, the foregoing shall in no way prohibit the Allocation Subadviser from contacting or engaging in any discussion or communication with the PPIP Investment Manager for the purposes of determining the advisability and suitability of, or otherwise gathering information with respect to, the PPIP Investment, provided that any such contact, discussions or communications are conducted on an arm’s-length basis and in the ordinary course of the Allocation Subadviser’s business for purposes of making the PPIP Allocation Decision.

7.             The Allocation Subadviser agrees that it (i) will use the same degree of skill and care in providing its services under this Agreement as it uses in providing services to fiduciary accounts for which it has investment responsibilities, (ii) will conform to all applicable rules and regulations of the SEC, and interpretive guidance issued thereunder, and will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority, (iii) will report regularly to the Board and will make appropriate persons available for the purpose of reviewing with the Board on a regular basis at reasonable times the general investment strategy of the Fund with respect to the PPIP Investment and the performance of the PPIP Investment.

8.             As compensation for the services performed and expenses assumed by the Allocation Subadviser, including the services of any consultants retained by the Allocation Subadviser, the Fund shall pay the Allocation Subadviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate of 0.05% of the Fund’s Managed Assets. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Allocation Subadviser for all services prior to that date.  If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the Managed Assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such Managed Assets as the number of business days in such period bears to the number of business days in such month.  The Managed Assets of the Fund shall in all cases be computed only on days on which the New York Stock Exchange is open for regular trading and as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.

9.             The Allocation Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Allocation Subadviser against any liability to the Fund to which the Allocation Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.  As used in this Section 9, the term “Allocation Subadviser” shall include any affiliates of the Allocation Subadviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Allocation Subadviser and such affiliates.

10.             Nothing in this Agreement shall limit or restrict the right of the Allocation Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association.

11.           For the purposes of this Agreement, the Fund’s “Managed Assets” shall be determined as provided in the Fund’s Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12.           This Agreement will become effective as of the date set forth above, provided that it shall have been approved by the Fund’s Board and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect until        .  Thereafter, if not terminated, this Agreement shall continue in effect so long as such continuance is specifically approved (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Board members who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  Thereafter, unless sooner terminated as provided herein, this Agreement shall continue in effect until               so long as the Agreement shall have been approved by the Fund’s Board and by the shareholders of the Fund in accordance with the requirements of the 1940 Act.  Notwithstanding any of the foregoing, if the Fund’s Board, in accordance with the requirements of the 1940 Act, should determine to approve of the continuance of this Agreement past               ; the term of this Agreement will be extended in accordance with such determination.

13.           This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Allocation Subadviser, or by the Allocation Subadviser upon not less than 90 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Allocation Subadviser and the Fund.  This Agreement shall terminate automatically in the event of its assignment.

14.           No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Fund’s outstanding voting securities.

15.           This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.  Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

16.           This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

WESTERN ASSET MORTGAGE DEFINED OPPORTUNITY FUND INC.

By:
Name:
Title:

WILSHIRE ASSOCIATES INCORPORATED

By:
Name:
Title: